EXHIBIT 12


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
                                                   THE BEAR STEARNS COMPANIES INC.
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
                                        COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                  (IN THOUSANDS, EXCEPT FOR RATIO)


                                  (Unaudited)
                              Three months Ended                                      Fiscal Year Ended
                          ----------------------------    --------------------------------------------------------------------------
                          February 28,    February 29,    November 30,    November 30,    November 30,   November 30,   November 30,
                              2005            2004            2004            2003            2002           2001           2000
                          ------------    ------------    ------------    ------------    ------------   ------------   ------------
Earnings before taxes
  on income                $  578,328       $530,978       $2,022,154       $1,772,269      $1,310,963    $  934,444     $1,171,523
                           ----------       --------       ----------       ----------      ----------    ----------     ----------
Add: Fixed Charges

      Interest                784,709        355,522        1,609,019        1,400,953       1,762,580     3,793,998      4,772,286
      Interest factor
        in rents               10,254          8,568           37,143           36,038          37,735        33,500         32,200
                           ----------       --------       ----------       ----------      ----------    ----------     ----------
  Total fixed charges         794,963        364,090        1,646,162        1,436,991       1,800,315     3,827,498      4,804,486
                           ----------       --------       ----------       ----------      ----------    ----------     ----------
Earnings before fixed
  charges and taxes
  on income                $1,373,291       $895,068       $3,668,316       $3,209,260      $3,111,278    $4,761,942     $5,976,009
                           ==========       ========       ==========       ==========      ==========    ==========     ==========
Preferred stock
  dividend requirements    $    9,890       $ 10,910       $   42,214       $   48,084      $   53,142    $   59,074     $   59,264

Total combined fixed
  charges and preferred
  stock dividends          $  804,853       $375,000       $1,688,376       $1,485,075      $1,853,457    $3,886,572     $4,863,750
                           ==========       ========       ==========       ==========      ==========    ==========     ==========
Ratio of earnings to
  fixed charges                   1.7            2.5              2.2              2.2             1.7           1.2            1.2
                           ----------       --------       ----------       ----------      ----------    ----------     ----------
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends                       1.7            2.4              2.2              2.2             1.7           1.2            1.2
                           ----------       --------       ----------       ----------      ----------    ----------     ----------
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